Exhibit 99.1

Arbinet Corporation Announces Agreement to Sell Certain Patent Assets for $4 Million

Sale of Patent Assets Expected to Yield Greater Merger Consideration to Arbinet’s Stockholders in Acquisition by Primus

HERNDON, VA – February 14, 2011 – Arbinet Corporation (NASDAQ: ARBX) (“Arbinet”), a leading provider of telecommunications services to fixed and mobile operators, announced that it signed a definitive agreement to sell its portfolio of patents and patent applications for a purchase price of $4,000,000 to AIP Acquisition LLC (“AIP”) on February 11, 2011.  Arbinet’s patent sale to AIP is expected to close this week.  In connection with the sale, Arbinet and AIP entered into a license agreement, which, among other things, will grant to Arbinet and its affiliates a royalty-free, worldwide, assignable and perpetual license to the patents, patent applications and associated rights when the patent sale closes.  Arbinet previously announced on November 11, 2010 that it entered into a definitive merger agreement with Primus Telecommunications Group, Incorporated (“Primus”), pursuant to which Primus is to acquire Arbinet in a stock-for-stock transaction.  Under the terms of the merger agreement, Arbinet retained the right, in its sole discretion, to spin-off to its stockholders or to sell to a third party for cash certain identified patents and rights arising from such patents, subject to certain limitations, including that all transaction costs, fees and expenses and gross tax liabilities attributable to any such spin-off or sale would not exceed $350,000 in the aggregate and that Arbinet would first grant Primus a royalty-free, worldwide, assignable and perpetual license and right to use any and all such patents and rights.

On February 11, 2011, Arbinet notified Primus of Arbinet’s election to add the net proceeds from the sale of its portfolio of patents and patent applications, dollar for dollar, to the aggregate base merger consideration of $28,000,000, which will increase the exchange ratio in the merger to greater benefit Arbinet’s stockholders, as explained below.

In connection with the proposed merger, Arbinet and Primus filed a definitive joint proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”) on January 14, 2011.  As described in the joint proxy statement/prospectus, the stockholder meetings for both Arbinet and Primus have been set for February 25, 2011.  Assuming all conditions precedent have been satisfied, the merger is expected to close on February 28, 2011.  Under the terms of the license agreement signed by Arbinet on February 11, 2011 simultaneously with the entry into the definitive agreement to sell Arbinet’s patent assets, upon the consummation of the merger between Arbinet and Primus, Primus and each of its affiliates will automatically be entitled to the same rights and benefits as Arbinet under the license agreement without any further action by Arbinet, Primus, AIP or any of their respective affiliates.

Effect of Arbinet’s Patent Sale on Exchange Ratio in Acquisition by Primus

Arbinet estimates the net proceeds from the sale of Arbinet’s portfolio of patents and patent applications would equal $3,650,000 and the aggregate base merger consideration would be increased by such net proceeds from $28,000,000 to $31,650,000.  The actual exchange ratio in the merger cannot be determined until just before closing of the merger because the calculation of such ratio depends on the number of shares of Arbinet common stock issued and outstanding immediately prior to the consummation of the merger and shares that may become issuable as Primus common stock at or after the closing of the merger in connection with Primus’s assumption of Arbinet’s outstanding warrants, options, stock appreciation rights and other equity awards (subject to the exclusion of certain issuable shares that fail to meet certain criteria set forth in the merger agreement).  Therefore, relying on the assumptions set forth in each of the joint proxy statement/prospectus dated and filed on January 19, 2011 with the SEC and delivered to Arbinet’s and Primus’s stockholders of record, and the registration statement, as amended, filed by Primus on January 14, 2011 with the SEC, other than with respect to the assumption regarding aggregate base merger consideration, which has been assumed to be $31,650,000 (instead of $28,000,000, as set forth in the joint proxy statement/prospectus and the registration statement), the exchange ratio, as of January 7, 2011, would be expected to be 0.5794 (instead of 0.5126, as set forth in the joint proxy statement/prospectus and the registration statement).  The actual exchange ratio may vary significantly from the ratio determined above based on the assumptions in the joint proxy statement/prospectus and the registration statement and with respect to the aggregate base merger consideration amount provided above.

It is anticipated that, immediately following completion of the merger, and based on the same assumptions as described in the immediately preceding paragraph, Arbinet stockholders (by virtue of holding Arbinet common stock immediately prior to the effective time of the merger) would own approximately 24.6% of the outstanding shares of Primus common stock (instead of 22% of the outstanding shares of Primus common stock, as set forth in the joint proxy statement/prospectus and the registration statement).

About Arbinet

Arbinet is a leading provider of international voice, data and managed communications services for fixed, mobile and wholesale carriers. With more than 1,200 carrier customers across the globe connected to Arbinet’s network, Arbinet combines global scale with sophisticated platform intelligence, call routing and industry leading credit management and settlement capabilities. Arbinet offers these communication services through three primary product offerings including thexchangeSM, Carrier Services and PrivateExchangeSM. Arbinet’s thexchangeSM platform, the largest online wholesale voice trading exchange, continues to provide customers with access to a neutral marketplace to buy and sell global voice and data traffic. Arbinet owns and operates a global network of next generation IP soft switches, media gateways, IP transport and co-location centers located in the United States, United Kingdom, Hong Kong, Frankfurt and Miami. Founded in 1996, Arbinet is headquartered in Herndon, Virginia.

Important Information and Where to Find It

In connection with the proposed merger, Arbinet and Primus filed a definitive joint proxy statement/prospectus with the SEC on January 14, 2011.  Copies of the definitive joint proxy statement/prospectus were sent to stockholders of record of both Arbinet and Primus seeking their approval of certain matters incident to the proposed merger.  Arbinet and Primus also plan to file other documents with the SEC regarding the proposed transaction.  INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS, AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and stockholders may obtain a free copy of the definitive joint proxy statement/prospectus and other documents filed by Arbinet and Primus with the SEC, without charge, at the SEC’s web site at www.sec.gov.  Copies of the definitive joint proxy statement/prospectus and Primus’s SEC filings that were incorporated by reference in the definitive joint proxy statement/prospectus may also be obtained for free by directing a request to: (i) Primus (703) 748-8050, or (ii) Arbinet (703) 456-4100.

Participants in the Solicitation

Arbinet, Primus, and their respective directors, executive officers and other members of their management and employees may be deemed to be “participants” in the solicitation of proxies from their respective stockholders in connection with the proposed merger.  Investors and stockholders may obtain information regarding the names, affiliations and interests of Primus’s directors, executive officers and other members of its management and employees in Primus’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on April 5, 2010, and amended in a Form 10-K/A filed with the SEC on April 28, 2010, Primus’s proxy statement for its 2010 annual meeting, which was filed with the SEC on June 14, 2010, and any subsequent statements of changes in beneficial ownership on file with the SEC.  Investors and stockholders may obtain information regarding the names, affiliations and interests of Arbinet’s directors, executive officers and other members of their management and employees in Arbinet’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on March 17, 2010, Arbinet’s proxy statement for its 2010 annual meeting, which was filed with the SEC on April 30, 2010, and any subsequent statements of changes in beneficial ownership on file with the SEC.  These documents can be obtained free of charge from the sources listed above.  Additional information regarding the interests of these individuals is also included in the definitive joint proxy statement/prospectus regarding the proposed transaction.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the SEC.  All statements, other than statements of historical fact, included herein that address activities, events or developments that Arbinet or Primus expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of the proposed merger, are forward-looking statements.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially.  Risks and uncertainties that could affect forward-looking statements include, but are not limited to, the following: the risk that the merger may not be consummated for reasons including that the conditions precedent to the completion of merger may not be satisfied; the possibility that the expected synergies from the proposed merger will not be realized, or will not be realized within the anticipated time period; the risk that Primus’s and Arbinet’s businesses will not be integrated successfully; the possibility of disruption from the merger making it more difficult to maintain business and operational relationships; any actions taken by either of the companies, including, but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); the ability to service substantial indebtedness; the risk factors or uncertainties described from time to time in Arbinet’s filings with the SEC; and the risk factors or uncertainties described from time to time in Primus’s filings with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates.  Except as required by law, neither Arbinet nor Primus intends to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Gary Brandt, Chief Financial Officer
Arbinet Corporation
(703) 456-4140

Andrea Rose / Jed Repko
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449